Exhibit 99.1

Investor Contact Mark Feuerbach Innophos 609-366-1204 investor.relations@innophos.com	Media Contact Ryan Flaim Sharon Merrill Associates 617-542-5300 iphs@investorrelations.com

FOR IMMEDIATE RELEASE

INNOPHOS ENTERS INTO EXPANDED $450 MILLION

SENIOR SECURED BANK CREDIT FACILITY

CRANBURY, New Jersey – (December 22, 2016) – Innophos Holdings, Inc. (NASDAQ: IPHS) today announced that it has entered into a new senior secured credit facility with a group of bank lenders, increasing the company’s borrowing capacity by $125 million to $450 million, while reducing interest rates for the next five years. This credit facility effectively replaces the senior credit facility entered into on December 21, 2012, as subsequently amended.

Han Kieftenbeld, Senior Vice President and Chief Financial Officer of Innophos, commented, “This new arrangement allows us to extend our credit facility for the next five years under favorable terms while also providing us with additional capacity and flexibility to support our strategic growth plans.”

The new Innophos credit facility features:

•	A $450 million revolving credit line with a letter of credit subfacility of up to $20 million.

•	Interest at London interbank offered rate (LIBOR) or base rate plus an initial margin of 175 basis points (bps) for LIBOR and 75 bps for base rate loans. The margin is linked to overall company leverage as computed under the facility and will range from 100-225 bps for LIBOR and 0-125 bps for base rate loans.

•	An optional feature allowing the borrowers to request, subject to the lenders’ agreement, an additional $150 million increase in the revolving line with terms set in advance under the facility.

•	Customary affirmative and negative covenants for a senior facility of this kind, including those governing total leverage and interest coverage.

•	Collateral given by Innophos covering substantially all assets of its U.S. operations and a pledge of certain of its foreign holding company stock.

The offering was led by Wells Fargo Bank, National Association, as administrative agent, and Bank of America, N.A. and SunTrust Bank as co-syndication agents.

About the Company

Innophos is a leading international producer of specialty ingredient solutions that deliver far-reaching, versatile benefits for the food, health, nutrition and industrial markets. The company leverages its expertise in the science and technology of blending and formulating phosphate, mineral and botanical based ingredients to help customers offer products that are tasty, healthy, nutritious and economical. Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations across the United States, in Canada, Mexico and China. For more information, please visit www.innophos.com. ‘IPHS-G’

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of Innophos’ products and services in the marketplace; competitive factors; technological changes; Innophos’ dependence upon suppliers; Innophos’ ability to execute against its strategic growth plans and other risks. For any of these factors, Innophos claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

SOURCE Innophos Holdings, Inc.